EXHIBIT 99.1

Contact

Amy Seltzer Hedison

Investor Relations

(617) 250-6012

ahedison@epixpharma.com

FOR IMMEDIATE RELEASE

November 23, 2005

EPIX Pharmaceuticals Receives Second Approvable Letter
for Vasovist™ from FDA

FDA requires a re-read of images from previous studies and a new clinical study

Cambridge, MA, November 23, 2005 - EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX) announced today that the U.S.  Food and Drug Administration (FDA) has provided the Company with an “approvable” letter related to the Company’s novel blood-pool contrast agent, Vasovist™.  This is the second approvable letter received by the Company from the FDA since the Company’s New Drug Application for Vasovist was filed in December 2003.  In May 2005 the Company submitted a response to the FDA’s approvable letter received in January 2005, which the FDA accepted as a “complete response” in June 2005.  Vasovist was approved by the European Commission for marketing in the 25 member countries of the European Union in October 2005, and is expected to be launched in Europe in the first quarter of 2006.

The most recent approvable letter indicates that at least one additional clinical trial, and a re-read of images obtained in certain of the previously completed Phase III trials, will be necessary before the FDA could approve Vasovist.  The Company believes that these studies would require a substantial period of time to complete.  No safety or manufacturing issues were raised in the approvable letter.  The Company is working with outside regulatory and clinical consultants and intends to talk with the FDA as it determines its next steps.

“While we are disappointed that the FDA did not approve Vasovist at this time, we continue to believe that Vasovist will be an important drug that will be approved by the FDA,” stated Michael J. Astrue, EPIX Interim Chief Executive Officer.  “In light of today’s news, we have decided that we will have to reduce substantially our research efforts and our employment levels, which we will do in the first quarter of next year.  In addition to cutting our burn rate, these changes will allow us to focus our efforts on advancing our two lead products and our highest priority research within our MRI franchise as we continue to seek to acquire a top-notch therapeutics company as early as possible next year.”

About EPIX

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease. The Company uses its proprietary Target Visualization Technology™ to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes. To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixpharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations of the Company’s management.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EPIX Pharmaceuticals’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things: the failure to comply with federal and state statutes and regulations relating to EPIX Pharmaceuticals’ products, including FDA requirements; that the completion of clinical studies may not prove the safety and efficacy of EPIX Pharmaceuticals’ products; the inability to adequately address issues raised by FDA in its review of EPIX Pharmaceuticals’ submissions; the inability of EPIX Pharmaceuticals’ partner(s) to achieve regulatory approval in the countries in which it (they) plan to sell EPIX Pharmaceutical products; the inability of EPIX Pharmaceuticals’ partner(s) to achieve meaningful sales in the countries in which EPIX Pharmaceuticals’ products are sold; the inability of EPIX Pharmaceuticals to consummate a transaction with (an) appropriate strategic acquisition candidate(s);  the inability of EPIX Pharmaceuticals to identify and interest potential partners in its technologies and products; the inability of EPIX Pharmaceuticals to reduce its burn rate in order to conserve its financial resources; and the inability to protect EPIX Pharmaceuticals’ intellectual property and the cost of enforcing or defending EPIX Pharmaceuticals in litigation relating to intellectual property rights.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EPIX Pharmaceuticals undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional information regarding these and other risks faced by EPIX Pharmaceuticals, see the disclosure contained in EPIX Pharmaceuticals’ periodic reports filed with the Securities and Exchange Commission, including but not limited to EPIX Pharmaceuticals’ Form 10-K for the year ended December 31, 2004 and subsequent Forms 10-Q.

CONTACT:

EPIX Pharmaceuticals, Inc.

Investor Relations, 617-250-6012
Amy Seltzer Hedison
SOURCE: EPIX Pharmaceuticals, Inc.

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